Exhibit 3.5

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “PHOENIX MOTOR INC.”, FILED IN THIS OFFICE ON THE NINTH DAY OF MARCH, A.D. 2022, AT 3:40 O`CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

3929882 8100	Authentication: 202875759
SR# 20220939636	Date: 03-10-22
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:40 PM 03/09/2022
CERTIFICATE OF AMENDMENT	FILED 03:40 PM 03/09/2022
SR 20220939636 - File Number 3929882

TO

AMENDED CERTIFICATE OF INCORPORATION

OF

PHOENIX MOTOR INC.

PHOENIX MOTOR INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is: Phoenix Motor Inc.

SECOND: The amended certificate of incorporation of the Corporation was filed with the Secretary of State on August 4, 2021 ("Amended Certificate of Incorporation");

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended Certificate of incorporation as follows:

Article V of the Corporation is hereby amended by striking out Article V thereof and by substituting in lieu of said Article the following new Article V:

"FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is five hundred million (500,000,000) shares of which (i) four hundred fifty million (450,000,000) shares shall be common stock, par value $0.0001 per share (the "Common Stock''), and (ii) fifty million (50,000,000) shares shall be preferred stock, par value $0.0001 per share (the "Preferred Stock"). Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (the "Board of Directors"), each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolutions of the Board of Directors prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolutions of the Board of Directors providing for the issuance of such series Preferred Stock. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

On March 8, 2022, all shares of common stock, par value $0.0001 per share, of the Corporation (the "Pre-Reverse Split Stock"), issued and outstanding as of such date, shall be and hereby are automatically combined and reclassified (the "Reverse Stock Split"), such that each four (4) shares of Pre-Reverse Split Stock shall be combined and reclassified into one (1) validly issued, fully paid and non-assessable share of the Corporation's common stock, par value $0.0001 per share (the "New Common Stock"), without any action by the holders thereof. The Corporation shall not issue fractional shares of New Common Stock in connection with the Reverse Stock Split. Each stockholder entitled to receive a fractional share of New Common Stock as a result of the Reverse Stock Split shall receive such additional fractions of a share as is necessary to increase such fractional shares to a full share. The Reverse Stock Split shall have no effect on the number of authorized stock of the Corporation."

FOURTH: This Certificate of Amendment to the Amended Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporate Law of the State of Delaware at the annual meeting of the stockholders of the Corporation.

IN WITNESS WHEREOF, Phoenix Motor Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of March 8, 2022.

/s/ Xiaofeng Peng
Xiaofeng Peng
Chief Executive Officer